EXHBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2007 by and among Keystone Nazareth Bank & Trust Company (the “Bank”), KNBT Bancorp, Inc. (the “Company”) (the Bank and the Company are collectively referred to as the “Employer”), and Sandra L. Bodnyk  (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is currently employed as the Senior Executive Vice President and Chief Risk Officer of the Company and the Bank pursuant to an amended and restated employment agreement between the Company, the Bank and the Executive effective December 28, 2006 (the “Prior Agreement”);

WHEREAS, the Company and the Bank desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Employer desires to ensure that the Company and the Bank are assured of the continued availability of the Executive's services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employer and the Executive hereby agree as follows:

SECTION 1.	EFFECTIVE DATE; EMPLOYMENT.

For purposes of this Agreement, “Effective Date” shall mean December 31, 2004, provided that this amendment and restatement shall be effective as of the date first written above.  The Employer agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.	EMPLOYMENT PERIOD.

(a) The terms and conditions of this Agreement shall be and remain in effect through December 31, 2008 plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the "Employment Period").

(b) Except as provided in Section 2(c), beginning on December 31, 2007 and on each subsequent December 31st during the Employment Period, the Employment Period shall automatically be extended for one additional year, unless either the Company or the Bank, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other parties at least 30 days prior to such annual anniversary date.  Upon termination of the Executive's employment with either Employer for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.

(c) Nothing in this Agreement shall be deemed to prohibit the Employer at any time from terminating the Executive's employment during the Employment Period for any reason upon at least 30 days written notice to the Executive, other than termination for Cause which shall be governed by Section 10 hereof, provided that the relative rights and obligations of the Employer and the Executive in the event of any such termination shall be determined under this Agreement. Furthermore, notwithstanding anything to the contrary herein, no extension of this Agreement pursuant to Section 2(b) shall occur that would extend the term of this Agreement beyond December 31st of the year in which the Executive reaches age 64.

SECTION 3.	DUTIES.

Throughout the Employment Period, the Executive shall serve as the Senior Executive Vice President and the Chief Risk Officer of each Employer, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Company and the Bank and as are customarily associated with such positions.  The Executive shall devote her full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employer and shall use her best efforts to advance the interests of the Employer.

SECTION 4.	CASH AND OTHER COMPENSATION.

(a) In consideration for the services to be rendered by the Executive hereunder, the Employer shall pay to her a salary of two hundred six thousand dollars ($206,000) annually (“Base Salary”).  The Executive's Base Salary shall be payable in approximately equal installments in accordance with the Company’s and the Bank’s customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Company Board and the Bank Board shall review the Executive's annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve months, and may, in their respective discretion, approve an increase therein.  In addition to salary, the Executive may receive other cash compensation from the Employer for services hereunder at such times, in such amounts and on such terms and conditions as the Company Board or the Bank Board may determine from time to time.  Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Employer without the Executive’s express prior written consent.

(b) The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employer in discretionary bonuses as authorized by the Company Board and/or the Bank Board to executive officers.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Company Board and/or the Bank Board.

SECTION 5.	EMPLOYEE BENEFIT PLANS AND PROGRAMS.

During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company and the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's and the Bank’s customary practices.  The level of participation in any restricted stock plan shall be at a level which is deemed appropriate by the Company Board or the committee that administers such plan.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

SECTION 6.	INDEMNIFICATION AND INSURANCE.

(a) During the Employment Period and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employer or service in other capacities at the request of the Employer.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employer or any successors.

(b) To the maximum extent permitted under applicable law, the Employer shall indemnify the Executive against and hold her harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in her capacity as a director or officer of the Employer or any subsidiary or affiliate.

SECTION 7.	OUTSIDE ACTIVITIES.

The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Employer (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of her duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of her duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employer and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.	WORKING FACILITIES AND EXPENSES.

It is understood by the parties that the Executive's principal place of employment shall be at the Employer’s principal executive office located in Bethlehem, Pennsylvania, or at such other location within 25 miles of the address of such principal executive office, or at such other location as the Employer and the Executive may mutually agree upon.  The Employer shall provide the Executive at her principal place of employment with a private office, secretarial services and other support services and facilities suitable to her position with the Employer and necessary or appropriate in connection with the performance of her assigned duties under this Agreement.  The Employer shall reimburse the Executive for her ordinary and necessary business expenses attributable to the Employer’s business, including, without limitation, the Executive's travel and entertainment expenses incurred in connection with the performance of her duties for the Employer under this Agreement, in each case upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

SECTION 9.	TERMINATION OF EMPLOYMENT WITH BENEFITS.

(a)           The Executive shall be entitled to the benefits described in Section 9(b) in the event that either prior to a Change in Control or more than two years after a Change in Control as defined in Section 11(a):

(i) her employment with the Employer terminates during the Employment Period as a result of the Executive's termination for Good Reason (as defined in Section 9(a)(i)(A) and (B) of this Agreement), which shall mean a termination based on the following:

(A) any material breach of this Agreement by either Employer, including~~,~~ without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 3, or (3) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

(B) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to each Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive.  If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period; or

(ii) the Executive~~'~~’s employment with the Employer is terminated by the Employer during the Employment Period for any reason other than for “cause,” death or “Disability,” as provided in Section 10(a)

(b)           Upon the termination of the Executive’s employment pursuant to Section 9(a) of this Agreement either prior to a Change in Control as defined in Section 11(a) or more than two years after a Change in Control, the Employer shall pay and provide to the Executive (or, in the event of her subsequent death, to her estate):

(i) her earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of her employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii) the benefits, if any, to which she is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's and the Bank’s officers and employees through the date of the termination of her employment;

(iii)           continued group life, health, dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the  period beginning on the date on which her employment terminates and ending on the earlier of (A) the last day of the Employment Period (the “Remaining Employment Period”) or (B) 18 months from the date of termination (with such lesser period being the “Coverage Period”), coverage equivalent to the coverage to which she would have been entitled under such plans if she had continued to be employed during such period; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 9(b)(iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employer shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the date of termination of employment.

(iv) within 30 days following the date on which her employment terminates, a lump sum payment, in an amount equal to the present value of the Base Salary that the Executive would have earned if she had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period, with such present value to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding periods corresponding to the Company's and the Bank’s regular payroll periods for their officers, and with such lump sum to be paid in lieu of all other payments of Base Salary provided for under this Agreement in respect of the Coverage Period;

(v) within 30 days following the date on which her employment terminates, a lump sum payment in an amount equal to the excess, if any, of:

(A)           the present value of the aggregate benefits to which she would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank if she were 100% vested thereunder and had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period; over

(B)           the present value of the benefits to which she is actually entitled under such defined benefit pension plans as of the date on which her employment terminates~~;~~, with such present values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's employment terminates ("Applicable PBGC Rate");

(vi)           within 30 days following the date on which her employment terminates, a lump sum payment in an amount equal to the present value of the additional employer contributions to which she would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank as if she were 100% vested thereunder and had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, with such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, provided that no payments shall be made pursuant to this subsection (vi) with respect to the Company’s Employee Stock Ownership Plan (“ESOP”) if the ESOP  is terminated effective as of a date within one year of the date of the termination of the Executive’s employment, with the Executive to reimburse the Employer for any such payments previously made within 30 days of the Executive’s receipt of a request for reimbursement from the Employer;

(vii)           within 30 days following the  date on which her employment terminates, a lump sum payment in an amount equal to the present value of the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company and the Bank if she had continued to be employed during the Coverage Period and had earned in each calendar year that ends during the Coverage Period a bonus or incentive award that equals the highest annual bonus or incentive award paid to the Executive during the preceding 36 calendar months, with the present value of such payments to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding periods corresponding to the Company’s and the Bank’s schedule of paying bonuses;

(viii)                      for the first year following the date on which her employment terminates, reimbursement for all reasonable expenses incurred by the Executive in connection with the search for new employment, including without limitation those of a placement agency or service, and reimbursement for all reasonable relocation expenses incurred by the Executive in connection with securing new employment, with such expenses to be reimbursed promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred; provided, however, that the amounts payable by the Employer pursuant to this subsection (viii) shall not exceed $25,000; and

(ix)           within 30 days following the date on which her employment terminates, upon the surrender of then outstanding options or appreciation rights (other than options or appreciation rights which do not, by their terms, vest in the event of a Change in Control as defined in Section 11(a) hereof) previously issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Employer, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date on which her employment terminates, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B) the number of shares with respect to which options or appreciation rights are being surrendered.

The Employer and the Executive agree that the Employer may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi), (vii) and (viii) on the receipt of the Executive's resignation from any and all positions which she holds as an officer, director or committee member with respect to the Employer or any of its subsidiaries or affiliates.

(c)            In the event the Executive’s employment is terminated by voluntary resignation (including voluntary retirement) subsequent to the Executive reaching age 64 but before the end of the Employment Period other than pursuant to Section 9(a) and such termination occurs either before a Change in Control as defined in Section 11(a) or more than two years after a Change in Control, the Employer shall pay and provide to the Executive (or, in the event of her subsequent death, to her estate):

(i)  her earned but unpaid Base Salary  as of the date of the termination of her employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii)  the benefits, if any, to which she is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's and the Bank’s officers and employees through the date of the termination of her employment;

(iii)  in eighteen (18) equal monthly installments beginning with the first business day of the month following the Executive’s termination of employment an aggregate amount equal to 1.125 times her Base Salary as in effect immediately prior to her termination; provided that if the Executive is a “Specified Employee” (as defined in Section 409A of the Code and the regulations thereunder) as of the date of termination of her employment, then the monthly installments shall not commence until the first business day of the month following the lapse of six months from the date of termination of employment (the “Delayed Payment Date”), with the monthly installments that would have been paid prior to the Delayed Payment Date absent the six-month delay required by Section 409A of the Code to be aggregated and included in the payment made on the Delayed Payment Date and to be counted toward the total of eighteen (18) monthly installments;and

(iv)  continued group health and dental insurance benefits at the same level as in effect as of the date of termination of employment for a period of eighteen (18) months beginning on the date her employment terminates; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 9(c)(iv) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employer shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the date of termination of employment.

SECTION 10.	TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

(a) In the event that the Executive's employment with the Employer shall terminate during the Employment Period on account of:

(i) the discharge of the Executive for "cause," which, for purposes of this Agreement, shall mean a discharge because either the Company Board or the Bank Board determines that the Executive has: (A) willfully failed to perform her assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental impairment; (B) committed an act involving moral turpitude in the course of her employment with the Employer and its subsidiaries; (C) engaged in willful misconduct; (D) breached her fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to her performance of services for the Company or the Bank, as determined by the Company Board or the Bank Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Company Board or the Bank Board gives written notice to the Executive of the material breach;

(ii) the Executive's voluntary resignation from employment (including voluntary retirement) with the Company and the Bank for reasons other than Good Reason as specified in Section 9(a)(i) and other than pursuant to the provisions of Section 9(c); or

(iii) the death of the Executive while employed by the Employer, or the termination of the Executive's employment because of "Disability" as defined in Section 10(c) below;

then in any of the foregoing events, the Employer shall have no further obligations under this Agreement, other than (A) the payment to the Executive of her earned but unpaid Base Salary as of the date of the termination of her employment, (B) the payment to the Executive of the benefits to which she is entitled under all applicable employee benefit plans and programs and compensation plans and programs, and (C) the provision of such other benefits, if any, to which she is entitled as a former employee under the Company's or the Bank’s employee benefit plans and programs and compensation plans and programs.

(b) For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board, the Bank Board or based upon the written advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.  The cessation of employment of the Executive shall not be deemed to be for "cause" within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Company Board or the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

(c) “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(d) During any period in which the Executive is absent due to physical or mental impairment, the Employer may, without breaching this Agreement, appoint another person or persons to act as Senior Executive Vice President and interim Chief Risk Officer pending the Executive’s return to her duties on a full-time basis hereunder or her termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive her full Base Salary, bonuses and other benefits to which she is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(e) The Employer may provide notice to the Executive in writing that it intends to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive is deemed to have a Disability.  At the time her employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11.	PAYMENTS UPON A CHANGE IN CONTROL.

(a) The term “Change in Control” means the occurrence of any of the following:

(1) any person or “group” of persons (as provided under Section 409A of the Code, and any Internal Revenue Service (the “IRS”) guidance and regulations issued under Section 409A of the Code) acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company or the Bank, provided that the stock of the Company or the Bank remains outstanding after such acquisition and provided further that if the person or group of persons is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such person or group of persons shall not constitute an additional Change in Control;

(2) any person or “group” of persons (as provided under Section 409A of the Code and any IRS guidance and regulations issued under Section 409A of the Code)  acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank, provided that if a person or group of persons that is deemed to have effective control of the Company or the Bank pursuant to this clause acquires additional stock of the Company or the Bank, such additional acquisition shall not constitute an additional Change in Control;

(3) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company prior to the date of the appointment or election, provided that if a person or group of persons that is deemed to have effective control of the Company or the Bank pursuant to this clause acquires stock of the Company or the Bank that would trigger either clauses (1) or (2) above, such acquisition of stock shall not constitute an additional Change in Control; and

(4) any person or “group” of persons (as provided under Section 409A of the Code and any IRS guidance and regulations issued under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company or the Bank that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of the Company or the Bank, as the case may be, immediately prior to such acquisition or acquisitions.  For purposes of this provision, “gross fair market value” means the value of the assets of the Company or the Bank, as the case may be, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A transfer of assets by the Company or the Bank to related persons, shareholders or entities shall not be treated as a Change in Control to the extent that such transfers are excluded from the definition of a change in control under Section 409A of the Code and the regulations issued thereunder.

(b) For purposes of determining whether a Change in Control has occurred, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time.

(c) Upon the occurrence of a Change in Control prior to the expiration of the Employment Period, the Executive shall be entitled to receive a severance benefit in an amount as calculated hereunder.  If the Executive is not terminated as of the Change in Control, she shall receive a lump sum payment within 25 days after the effective time of such Change in Control in an amount equal to 1.0 times the Executive’s Base Amount, as hereinafter defined, from the Employer.  If the Executive’s employment is terminated as of the Change of Control, she shall receive a lump sum payment within 25 days after the effective time of such Change in Control in an amount equal to 2.0 times the Executive’s Base Amount from the Employer, minus $1.00. If the Executive’s employment is not terminated as of the Change in Control but is terminated within one year thereafter by either the Employer for other than cause or by the Executive upon the occurrence of any of the events set forth in Section 9(a)(i), then in addition to the payment made at or within 25 days of the Change in Control, the Executive shall receive a lump sum payment upon termination of employment from the Employer or its predecessor in an amount equal to 1.0 times the Executive’s Base Amount as calculated in connection with the Change in Control. If the Executive’s employment is terminated more than one year but less than two years after the Change in Control by either Employer other than for cause or by the Executive upon the occurrence of any of the events set forth in Section 9(a)(i), then in addition to the payment made at or within 25 days of the Change in Control, she shall receive a lump sum payment upon termination from the Employer or its predecessor in an amount equal to 1.0 times the Executive’s Base Amount as if the Change in Control had occurred as of the date of termination; provided however, that for purposes of calculating the Executive’s Base Amount for purposes of this sentence, any income related to the initial severance payment paid to the Executive at or within 25 days of the Change in Control pursuant to this Section 11(c) shall be excluded.  For purposes hereof, “Base Amount” shall be equal to the Executive’s “base amount” (excluding any income resulting from the vesting of restricted stock or the exercise of non-qualified options on or prior to the Effective Date) as defined under Section 280G of the Code.  The Executive shall not be entitled to receive any payments or benefits under Section 9 of this Agreement if she receives payments pursuant to this Section 11(c) unless her employment is terminated more than two years after a Change in Control.

SECTION 12.	TAX INDEMNIFICATION.

(a) If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer and their subsidiaries, would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Company shall pay to the Executive, at the time such payments or benefits are paid and subject to applicable withholding requirements, a lump sum cash amount equal to the sum of the following:

(i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employer and their subsidiaries (including their predecessors), as defined in Section 280G (b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(ii)such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii).  In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

                                   Tax Rate
                      GUP  =
                                  1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code (before giving effect to the payments under Sections 12(a)(i) and (ii) above) is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Company’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Company or the Company must pay to the Executive in order to put the Executive (or the Company, as the case may be) in the same position the Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Company, as the case may be.

(c) In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on her state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Company as described above.  The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Company to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined.  The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 12 is being reviewed or is in dispute.  The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 12) and the Executive shall cooperate fully with the Company in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without the prior consent of the Company.

(d) The Executive hereby agrees with the Employer and any successor thereto to in good faith consider and take steps commonly used to minimize or eliminate any tax liability or costs that would otherwise be created by the tax indemnification provisions set forth in Section 12 of this Agreement if requested to do so by the Employer or any successor thereto; provided, however, that the foregoing language shall neither require the Executive to take or not take any specific action in furtherance thereof nor contravene, limit or remove any right or privilege provided to the Executive under this Agreement.

SECTION 13.	SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank.  In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank.

SECTION 14.	COVENANT NOT TO COMPETE.

In the event the Executive’s employment with the Employer is terminated for any reason prior to the expiration of the Employment Period other than a termination of employment occurring within 30 days of a Change in Control, the Executive hereby covenants and agrees that for a period of eighteen months following the date of her termination of employment with the Employer (or, if less, for the Remaining Employment Period), she shall not, without the written consent of the Employer, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment.

SECTION 15.	CONFIDENTIALITY.

Unless she obtains the prior written consent of the Employer, the Executive shall at all times keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Employer or its subsidiaries, any material document or information obtained from the Employer or its subsidiaries, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employer's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16.	SOLICITATION.

The Executive hereby covenants and agrees that, for a period of eighteen months following her termination of employment with the Employer for any reason, she shall not, without the written consent of the Employer, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate her or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

(b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17.	NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of the Executive's employment during the Employment Period or thereafter, whether by the Employer or by the Executive, shall have no effect on the vested rights of the Executive under the Company's or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18.	SUCCESSORS AND ASSIGNS.

(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by an assumption agreement in form and substance  satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.  Failure of the Employer to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the compensation pursuant to Sections 9 and 11 hereof.  For purposes of implementing the provisions of this Section 18(a), the date which any such succession without an assumption agreement becomes effective shall be deemed the date of termination of the Executive’s employment.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19.	NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Sandra L. Bodnyk
At the address last appearing
on the personnel records of
the Executive

If to the Employer:

KNBT Bancorp, Inc.
Keystone Nazareth Bank & Trust Company
Route 512 and Highland Avenue
Bethlehem, Pennsylvania 18017
(or the address of the Company’s or the Bank’s principal executive office, if different)
Attention: Chairman of the Board

with a copy, in the case of a notice to the Employer, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention: Raymond A. Tiernan, Esq.
         Philip Ross Bevan, Esq.

SECTION 20.	INDEMNIFICATION FOR ATTORNEYS' FEES.

(a) The Employer shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employer's obligations hereunder shall be conclusive evidence of the Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b) The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employer agrees to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with her consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employer, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21.	PROVISIONS APPLICABLE FOLLOWING THE ACQUISITION BY NATIONAL PENN.

The Company, the Bank, the Executive, National Penn Bancshares, Inc. (“NPB”) and National Penn Bank (“NPBank”) previously entered into a First Amendment dated September 6, 2007 (the “First Amendment”) to the Prior Agreement.  This amendment and restatement of the Prior Agreement does not alter or modify the First Amendment in any manner, except as follows: (a) the definition of “Employment Agreement” in paragraph No. 2 under Background in the First Amendment shall refer to this Amended and Restated Employment Agreement dated November 15, 2007, and (b) Section 5 of the First Amendment is deleted in its entirety.   All other provisions of the First Amendment shall continue in full force and effect.

SECTION 22.	SEVERABILITY.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 23.	WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 24.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 25.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania  applicable to contracts entered into and to be performed entirely within the Commonwealth  of Pennsylvania, except to the extent that federal law controls.

SECTION 26.	HEADINGS AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 27.	ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including but not limited to the Prior Agreement.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

SECTION 28.	REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 29. DISPUTE RESOLUTION.

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b) If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA.  Arbitration shall occur in Bethlehem, Pennsylvania or such other location as may be mutually agreed to by the parties.

(d) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and the Executive has hereunto set her hand, all as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Sandra L. Bodnyk, Executive

ATTEST:		KEYSTONE NAZARETH BANK
& TRUST COMPANY

BY:		BY:
Name:	Michele A. Linsky	Name:	Jeffrey P. Feather
Title:	Corporate Secretary	Title:	Chairman of the Board

[Seal]

ATTEST:		KNBT BANCORP, INC.

BY:		BY:
Name:	Michele A. Linsky	Name:	Jeffrey P. Feather
Title:	Corporate Secretary	Title:	Chairman of the Board